Exhibit 16.1

May 3, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Rosehill Resources, Inc. (formerly known as KLR Energy Acquisition Corp) under Item 4.01 of its Form 8-K dated April 27, 2017 (dismissal is effective upon the filing of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017). We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Rosehill Resources, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP